EXHIBIT 10.39

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AGREEMENT
RESTRICTED STOCK SUBJECT TO PERFORMANCE CRITERIA

Employee:	[NAME]

Personnel Number:	[ ]

Award:	_______ Shares of Restricted Stock for the EBIT Award [INSERT # of SHARES SUBJECT TO AWARD]

Grant Date	[DATE]

Initial Measurement Date:	[DATE]

Final Measurement Date:	[DATE]

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, (“Tyson”) to the Employee (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Restricted Stock Subject to Performance Criteria Stock Incentive Award Agreement (the “Award Agreement”) shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Definitions.

2.1.	"Cause," "Good Reason," "Disability," and "Release" shall have the same meanings as set forth in your Employment Agreement.

2.2.
"EBIT" shall mean Tyson's operating earnings (which takes into account accruals for bonus payments) before interest and taxes, as reported in Tyson's Annual Report on Form 10-K for any year in the Measurement Period (as hereinafter defined), as adjusted for unusual or unique items, such as one-time gains or losses, in the reasonable discretion of the Compensation Committee.

2.3.	"EBIT Award" shall mean any award of Restricted Stock pursuant to satisfaction of any benchmark relative to the EBIT Goal outlined in Section 4(b).

2.4.	"EBIT Goal" for the Measurement Period shall be a cumulative EBIT of $______________________.

2.5.	"Final Measurement Date" shall mean date on the cover page.

2.6.	"Initial Measurement Date" shall mean the date on the cover page.

2.7.	"Measurement Period" shall mean the three fiscal year period from the Initial Measurement Date to the Final Measurement Date.

2.8.	"Restricted Stock" means the shares of Tyson's Class A common stock subject to this Award Agreement.

3.	Vesting.

3.1.
Vesting and Forfeiture. Those Awards which have become payable pursuant to the performance criteria and benchmarks set forth below shall be considered as fully earned by you, subject to the further provisions of this Section 3. Any Awards which do not become payable in accordance with the performance criteria and benchmarks or the provisions of this Section 3 on account of: (i) your Termination of Employment with Tyson and/or its affiliates before the Final Measurement Date or (ii) the failure to satisfy the performance criteria and benchmarks provided below, will be forfeited back to Tyson.

3.2.
Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or, subject to your timely execution and non-revocation of a Release, Retirement before the Final Measurement Date, you will be entitled to a pro rata portion of your Award if the applicable performance criteria are satisfied. The pro rata portion of your Award shall equal the percentage of the total Measurement Period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the percentage of the Award that you would have received had you remained employed until the Final Measurement Date. For purposes of this Agreement, “Retirement” shall mean your voluntary or involuntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the date you attain age 62.

3.3.
Termination by Tyson without Cause or by you for Good Reason. In the event that your employment is terminated by Tyson for reasons other than death, Disability, Retirement, or Cause, or by you for Good Reason, and subject to your timely execution and non-revocation of a Release, you will become entitled to a pro rata portion of your award if the applicable performance criteria are met. The pro rata portion of your Award shall equal the percentage of the total Measurement Period, measured in days, in which you remained employed by Tyson and/or its affiliates over the percentage of the Award that you would have received had you remained employed until the Final Measurement Date.

3.4.
Change in Control. Following a Change in Control, and on the earlier of: (i) the date you are involuntarily terminated without Cause (as defined in your Employment Agreement) or (ii) sixty (60) days after the Change in Control, you shall become entitled to an Award equal to the Award that you would have received had you remained employed until the Final Measurement Date. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

4.
Performance Criteria. The extent, if any, to which you shall have the right to payment of the EBIT Award shall depend, in part, upon the extent to which the applicable performance measure has been satisfied as of the Final Measurement Date, as specified below:

If EBIT for a Measurement Period is equal to or greater than one hundred percent (100%) of the EBIT Goal there shall be payment of _________ shares of Restricted Stock to you.

5.
Payment of Award. Your Award, if any, will be paid on the fourth business day following the issuance of the Annual Report on Form 10-K which occurs after the completion of the applicable Measurement Period. Payment shall be made in shares of Tyson’s Class A common stock.

6.
Withholding Taxes. By accepting the Award, you acknowledge and agree that you are responsible for, and that Tyson shall withhold, all applicable income and other taxes from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold such taxes by any manner acceptable under the terms of the Plan.

7.
Beneficiary Designation. In accordance with the terms of the Plan, you may name a Beneficiary to whom your Award under this Award Agreement is to be paid in case of your death before you receive any or all of your Award. Each Beneficiary designation shall revoke all prior designations, shall be in a form prescribed by the Committee, and shall be effective only when filed in writing with the Committee during your lifetime.

8.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

9.
Severability. In the event that any one or more of the provisions or portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.
Entire Agreement. Subject to the terms and conditions of the Plan, and the applicable provisions of the Employment Agreement, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

11.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date an unrestricted certificate for Restricted Stock in your name is delivered to you by Tyson. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

12.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

13.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

15.
No Right to Continued Employment. You acknowledge and agree (by executing this Award Agreement) that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

16.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

17.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

You must sign this Award Agreement and return it to Tyson within ten (10) days to be eligible to receive this Award, or the Award will be forfeited.
* * *

TYSON FOODS, INC. By: _______________________________ Date	____________________________________
Print Name ____________________________________ Signature Date: _______________________________

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